Exhibit 99.1
News Release
PS Business Parks, Inc.
701 Western Avenue
Glendale, CA 91201-2349

For Release:	Immediately
Date:	August 10, 2009
Contact:	Edward A. Stokx (818) 244-8080, Ext. 1649
PS Business Parks, Inc. Announces Proposed Offering of Common Stock
GLENDALE, California — PS Business Parks, Inc. (NYSE:PSB) today announced that it plans to sell 2,500,000 shares of its common stock in an underwritten public offering. The company also plans to grant the underwriters an option to purchase up to an additional 375,000 shares of common stock to cover over-allotments, if any. All of the shares will be offered by PS Business Parks and will be issued pursuant to PS Business Parks’ currently effective shelf registration statement filed with the Securities and Exchange Commission.
In connection with the offering, Public Storage has agreed separately to purchase 277,778 shares and, if the underwriters exercise the over-allotment option in full, an additional 41,666 shares of common stock from the company at the same price as this offering. The number of shares that Public storage has agreed to purchase will proportionately be increased or decreased if the size of this offering is increased or decreased, respectively. PS Business Parks intends to utilize the net proceeds from this offering and the sale to Public Storage for general corporate purposes, including possible future acquisitions.
BofA Merrill Lynch, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., and Wells Fargo Securities will serve as joint book-running managers for the offering. A preliminary prospectus supplement and final prospectus supplement related to this offering will be filed with the Securities and Exchange Commission. Copies of the preliminary prospectus supplement and final prospectus supplement, when available, may be obtained from BofA Merrill Lynch (Attention: Prospectus Department, 4 World Financial Center, New York, NY 10080, telephone: (212) 449-1000), Credit Suisse Securities (USA) LLC (Prospectus Department, One Madison Avenue, New York, NY 10010, telephone: (800) 221-1037), Goldman, Sachs & Co., (Attention: Prospectus Department, 85 Broad Street, New York, NY 10004, email: Prospectus-ny@ny.email.gs.com), or Wells Fargo Securities (Equity Syndicate Dept., 375 Park Avenue, New York, NY 10152, email: equity.syndicate@wachovia.com).
Company Information
PS Business Parks, Inc., a member of the S&P SmallCap 600, is a self-advised and self-managed equity real estate investment trust (“REIT”) that acquires, develops, owns and operates commercial properties, primarily flex, multi-tenant office and industrial space. The company defines “flex” space as buildings that are configured with a combination of office and warehouse space and can be designed to fit a number of uses (including office, assembly, showroom, laboratory, light manufacturing and warehouse space). As of June 30, 2009, PSB wholly owned 19.6 million rentable square feet with approximately 3,750 customers located in eight states, concentrated in California (5.8 million sq. ft.), Florida (3.6 million sq. ft.), Virginia (3.0 million sq. ft.), Texas (2.9 million sq. ft.), Maryland (1.8 million sq. ft.), Oregon (1.3 million sq. ft.), Arizona (0.7 million sq. ft.) and Washington (0.5 million sq. ft.).